UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2006

VISEON, INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-27106	41-1767211
(State or other	(Commission File	(IRS Employer
jurisdiction of Incorporation)	Number)	Identification Number)

17103 Preston Road, Suite 150N
Dallas, Texas 75248
(Address of principal executive offices)

Registrant's telephone number, including area code: (972) 220-1500

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 8.01 Other Events.

On October 3, 2006, Viseon, Inc., a Nevada corporation (the “Company”), announced that it had engaged the investment banking firm of Bowen Advisors, Inc. on September 29, 2006, in order to explore strategic alternatives for the Company, including the possibility of selling some or all of the Company’s business assets. Bowen Advisors will identify and deal directly with any potential acquisition candidates. Bowen Advisors will also provide advice regarding certain aspects of the day-to-day operations of the Company’s business.

The Company has agreed to pay Bowen Advisors a monthly retainer of $10,000 during the term of the engagement. If the Company completes a merger, sale of its business or certain related corporate transactions during the term of the engagement or the six month residual period following its termination, then Bowen Advisors will be paid a success fee upon the closing of that transaction. The amount of any success fee would be based upon the size of the transaction, but not less than $350,000. The Company will also reimburse certain expenses related to the consulting services provided by Bowen Advisors. The Company may terminate the arrangement at any time after the first two months of the engagement, by giving thirty days notice to Bowen Advisors.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 99.1	Press Release of Viseon, Inc. dated October 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISEON, INC.
Date: October 3, 2006
By:  /s/ Brian R. Day

Brian R. Day
Chief Financial Officer

Exhibit Index

Exhibit 99.1	Press Release of Viseon, Inc. dated October 3, 2006.